Exhibit (i)

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

BankGuam Holding Company

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	$8,546,799.00	(1)	$0.0000927	(2)	$792.29	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$8,546,799.00
Total Fees Due for Filing					$792.29
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$792.29

(1)

Estimated solely for the purpose of calculating the filing fee for this transaction in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the product of (i) $14.75, the cash payment for each share of Common Stock, $0.2083 par value per share (“Common Stock”) of BankGuam Holding Company in lieu of the issuance of fractional shares in connection with the proposed 1-for-500 reverse stock split, and (ii) 579,444, the estimated number of shares of the Common Stock subject to the transaction described in this Schedule 13E-3.

(2)

The amount of the filing fee calculated in accordance with the Exchange Act equals $92.70 for each $1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.